UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

SYNCHRONOSS TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplement to Proxy Statement

On or about September 10, 2018, Synchronoss Technologies, Inc. (the “Company”) mailed proxy materials to stockholders who held the Company’s common stock as of August 27, 2018, including a Notice of Annual Meeting of Stockholders and Proxy Statement, for the 2018 Annual Meeting of Stockholders, that is to be held on Wednesday, October 24, 2018, at 11:00 a.m. (local time), at the offices of Synchronoss Technologies, Inc., 200 Crossing Boulevard, Bridgewater, New Jersey, for the purposes set forth in the Proxy Statement.

The Company is filing this supplement to Proxy Statement to clarify the Company’s disclosure regarding board of directors and committee meeting attendance contained on page 12 of the Company’s Proxy Statement filed with the Securities and Exchange Commission on September 10, 2018 relating to the Company’s 2018 Annual Meeting of Stockholders.

The Company wishes to clarify that in 2017, each incumbent director, including Mr. Cadogan, attended at least 75% of the aggregate of the total number of meetings of the Company’s board of directors and the total number of meetings of all committees thereof in which such director served.  For the avoidance of doubt, each incumbent director met the 75% attendance thresholds during 2017.

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Except as supplemented by the information contained in this supplement, all information set forth in the Proxy Statement remains accurate in all material respects and should be considered in casting your vote by proxy or at the 2018 Annual Meeting.

This supplement does not change the proposals to be acted upon at the 2018 Annual Meeting, which are described in the Proxy Statement.